CO R P O RA TI O N 1550 Market St, Suite 500 Denver, CO 80202 Telephone 509.459.6100 Fax 509.325.7324
9.18.2020

Dear Judith Jarvis,

On behalf of RLH Corporation we are delighted to offer you the promotion to the position of EVP, General Counsel and Officer for RLH Corp- Coral Springs effective 9.21.2020. The following outlines the details of our offer. If these terms are satisfactory, please accept this letter as indicated below on or before 9.21.2020.

ASSUMPTION OF DUTIES: Your start date will be 9.21.2020. You will initially report to Chief Executive Officer and your work location will be RLH Corp - Coral Springs.

ANNUAL BASE SALARY: Your initial annual salary is $225,000 subject to normal withholdings and payroll taxes. Our company's pay periods run on a biweekly basis. Your position is a salaried overtime exempt position. This means that you are paid a guaranteed salary to perform the duties of your position and are not eligible for overtime.

SHORT TERM INCENTIVE BONUS: In addition to your annual salary, you may be eligible to earn a bonus if you are continuously and actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the Corporate Bonus Plan, as may be amended from time to time. Your current posit ion has a target bonus of 60%. A copy of the bonus plan will be provided to you. Any bonus you earn for your 1st year of employment will be prorated for the number of months of the year you are employed by the Company.

LONG TERM INCENTIVE: You may be eligible for a target potential of 60% of your annual salary in the form of restricted stock units ("RSUs") or such other form of equity as the Compensation Committee of the RLH Board of Directors ("Compensation Committee") may determine from time to time. Details and timing of annual grants are at the sole discretion of the Compensation Committee, but are typically awarded in the first quarter of the year, under the Company's 2015 Stock Incentive Plan, or such successor plan as may be then in effect. RSUs are subject to availability of shares within the plan.

PERFORMANCE MANAGEMENT: RLH will assess your performance against defined Company, Department and Individual Goals on a regular basis. RLH may increase your salary based upon evaluation tools and other factors.

SEVERANCE BENEFITS: UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below), the Company will pay you severance in an amount equal to on e-half (1/2) your base annual salary for the t hen current fiscal year. Severance will be made as salary continuation payments made at the Company's regular payroll intervals, and continuing for a period of not more than six (6) months; provided, however, that the first payment will be made on the first payroll date following the Company's timely receipt of an effective release, as described below, that has become irrevocable (the "first payment date"), and the final payment will made not be later than March 15 of the calendar year following the calendar year of your termination (the "final payment date" ).

CORPORATION 1550 Market St, Suite 500 Denver, CO 80202 Telephone 509.459.6100 Fax 509.325.7324
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLH. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLH either during or after your employment, or remove any such information from the Company's premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLH or by third parties for the benefit of RLH. Your confidentiality obligations are further set forth in RLH's Confidentiality and Proprietary Rights Agreement, which is incorporated herein by reference and a condition of employment with RLH.

COMPLAINT RESOLUTION: By accepting this offer with RLH, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLH supervisors or officers any matters which require their attention.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLH is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate the employment relationship at any time, with or without cause.

This letter contains all of the terms of your employment with RLH, and supersedes any prior understandings or agreements, whether oral or in writing. RLH Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company's policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

Judith, we look forward to you continuing your employment with RLH Corp and wish you a prosperous career here. Please indicate your acceptance of this offer below.

Sincerely,

Jillian Stelter, Talent Acquisition Strategist

I accept the offer as stated above and will begin my employment on 9.21.2020

Signature:

/s/ Judith A. Jarvis 9/21/2020

Enclosures: John Russell, Chief Executive Officer